Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                  Contacts:
New York, N.Y. 10022                                        ---------
                                                            James N. Fernandez
                                                            (212) 230-5315
                                                            Mark L. Aaron
                                                            (212) 230-5301

                      TIFFANY REPORTS THIRD QUARTER RESULTS
                      -------------------------------------

New York, N.Y., November 30, 2005 - Tiffany & Co. (NYSE: TIF) today reported increases of 8% in net sales and 37% in net earnings for its third quarter ended October 31, 2005. Earnings growth benefited from a 5% increase in worldwide comparable store sales, a higher gross margin and a lower effective tax rate.

Net earnings in the three months (third quarter) ended October 31, 2005 rose 37% to $23,789,000, or $0.16 per diluted share, versus $17,358,000, or $0.12 per diluted share, in the prior year. For the nine-month period ended October 31, 2005, net earnings increased 31% to $114,398,000, or $0.79 per diluted share, compared with $87,259,000, or $0.59 per diluted share.

Net sales in the third quarter increased 8% to $500,105,000, versus $461,152,000 in the prior year. Net sales for the nine-month period rose 10% to $1,536,707,000, compared with $1,394,709,000 a year ago. On a constant-exchange-rate basis that excludes currency effects from translating foreign-denominated sales into U.S. dollars, net sales increased 9% in the third quarter and 10% in the nine-month period, with worldwide comparable store sales increasing 5% and 4% (see attached Non-GAAP Measures).

Sales in the Company's channels of distribution were as follows:
----------------------------------------------------------------

     o U.S. Retail sales increased 9% to $247,782,000 in the third quarter; comparable store sales rose 7% due to growth of 12% in New York flagship store sales and 6% in branch store sales. In the nine-month period, U.S. Retail sales rose 10% to $771,344,000; comparable store sales rose 8% with equivalent growth in both the New York store and branch stores. Tiffany opened a store in San Antonio, Texas in the quarter and operated 57 TIFFANY & CO. stores in the U.S. at the end of the quarter.

     o International Retail sales increased 7% to $204,287,000 in the third quarter and 7% to $596,707,000 in the nine-month period. On a constant-exchange-rate basis, sales rose 7% in the third quarter and 6% in the nine-month period and comparable store sales increased 1% in the quarter and declined 1% in the nine-month period. On that same basis, comparable store sales in Japan in the quarter were equal to the prior year and declined 3% in the nine-month period; increased 4% and 5% in the Asia-Pacific region outside Japan; and declined 1% and rose 1% in Europe. Total retail sales in Japan rose 5% in the third quarter and 2% in the nine-month period, which reflects the opening of two retail locations in the quarter (Yokohama and Osaka) and the closing of five older locations this year. The Company currently operates 95 TIFFANY & CO. international stores and boutiques.

     o Direct Marketing sales increased 4% to $27,308,000 in the third quarter and 7% to $86,598,000 in the nine-month period due to increased average amounts spent for Internet and catalog orders.

     o Other sales increased 22% to $20,728,000 in the third quarter and 43% to $82,058,000 in the nine-month period. More than half of the increase in both periods was due to wholesale sales of diamonds. In addition, sales increased 10% and 12% in the Company's LITTLE SWITZERLAND stores. The Company's IRIDESSE stores, which commenced operations in late-2004 and which focus exclusively on the pearl jewelry category, added to sales growth.

Michael J. Kowalski, Tiffany's chairman and chief executive officer, said, "We were pleased to see continued comparable store sales strength in the U.S. and progress in Japan. Tiffany's extraordinary product offerings, including new jewelry designs which complement our core designs, ensure that we are competitively well-positioned."

Other Financial Highlights:
---------------------------

     o Gross margin (gross profit as a percentage of net sales) was 54.1% in the third quarter (versus 53.2% in the prior year) and 54.5% in the nine-month period (versus 55.1%). These results were due to a variety of factors, including changes in geographic/product sales mix and product costs, as well as wholesale sales of diamonds which earn a minimal or no gross margin. The Company recorded LIFO inventory charges of $4,178,000 in the third quarter and $8,347,000 in the nine months, compared with $8,682,000 and $17,708,000 in the prior year.

     o Selling, general and administrative ("SG&A") expenses rose 9% in the third quarter and 7% in the nine-month period. The Company recorded a charge of $4,316,000 (or $0.02 per diluted share after tax) in the third quarter as a result of the sale of a glassware manufacturing facility and the sale of Tiffany's equity interest in a specialty retailer. The ratio of SG&A expenses as a percentage of net sales was 46.1% in the third quarter (versus 46.0% a year ago) and 42.8% in the nine months (versus 44.1% a year ago), and reflect the underlying leverage effect of sales growth on fixed SG&A expenses.

     o Earnings from operations rose 19% in the third quarter and 17% in the nine-month period and, as a percentage of net sales, was 8.0% in the third quarter (versus 7.2% in the prior year) and 11.7% in the nine-month period (versus 11.0% in the prior year).

     o The effective tax rate was 33.0% in the third quarter and 31.8% in the nine-month period, versus 38.2% and 38.0% in the prior year. The decrease in the third quarter was due to favorable reserve adjustments relating to the expiration of certain statutory periods during the quarter. In addition, the lower rate in the nine-month period was due to tax benefits of $8,100,000, or $0.06 per diluted share, related to the repatriation provisions of the American Jobs Creation Act of 2004.

     o Net inventories at October 31, 2005 were 2% lower than a year ago. Finished goods inventories declined 1%. Combined raw material and work-in-process inventories declined 6% due to the timing in 2004 of internal jewelry manufacturing and rough diamond sourcing.

     o The Company repurchased and retired 790,997 shares of its Common Stock in the third quarter at an average cost of $38.42 per share, and repurchased and retired 3,366,309 shares of its Common Stock in the nine-month period at an average cost of $33.97 per share. Approximately $295 million remains available for future repurchases under the authorized plan.

     o The Company's strong balance sheet at October 31, 2005 included cash and cash equivalents of $111,586,000 (versus $129,776,000 at October 31, 2004) and stockholders' equity of $1,692,647,000 (versus $1,516,334,000). Total debt declined to $403,971,000 from
          $660,583,000, and, as a percentage of stockholders' equity, declined to 24% from 44% a year ago.

Mr. Kowalski added, "Based on these results and our expectations for customer demand during the Holiday selling season, we are maintaining our previously-published expectations for full year 2005 net sales growth of 8-10% and net earnings in a range of $1.55-$1.65 per diluted share."

Today's Conference Call
-----------------------
The Company will conduct a conference call today at 8:30 a.m. (EST) to review results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Next Scheduled Announcement
---------------------------
The Company anticipates reporting its holiday sales results on January 10, 2006 with a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive notifications for conference calls and/or news release alerts, please register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, gross margins, expenses, earnings and inventories. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2004 Annual Report and in Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                       Three Months                          Nine Months
                                                                     Ended October 31,                    Ended October 31,
                                                        -------------------------------------  -------------------------------------
                                                                   2005              2004                  2005              2004
                                                            --------------    ---------------       --------------    --------------
Net sales                                                  $      500,105    $       461,152      $     1,536,707    $    1,394,709

Cost of sales                                                     229,575            215,624              699,272           625,817
                                                            --------------    ---------------       --------------    --------------

Gross profit                                                      270,530            245,528              837,435           768,892

Selling, general and administrative expenses                      230,735            212,164              657,261           614,663
                                                            --------------    ---------------       --------------    --------------

Earnings from operations                                           39,795             33,364              180,174           154,229

Other expenses, net                                                 4,289              5,276               12,353            13,398
                                                            --------------    ---------------       --------------    --------------

Earnings before income taxes                                       35,506             28,088              167,821           140,831

Provision for income taxes                                         11,717             10,730               53,423            53,572
                                                            --------------    ---------------       --------------    --------------

Net earnings                                               $       23,789    $        17,358      $       114,398    $       87,259
                                                            ==============    ===============       ==============    ==============


Net earnings per share:

  Basic                                                    $         0.17    $          0.12      $          0.80    $         0.60
                                                            ==============    ===============       ==============    ==============

  Diluted                                                  $         0.16    $          0.12      $          0.79    $         0.59
                                                            ==============    ===============       ==============    ==============


Weighted-average number of common shares:

  Basic                                                           142,280            145,943              143,172           146,376
  Diluted                                                         144,993            147,735              145,472           148,546


                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                    October 31,           January 31,           October 31,
                                                                           2005                  2005                  2004
                                                              ------------------    ------------------    ------------------
ASSETS
------
Current assets:
Cash and cash equivalents                                      $        111,586      $        187,681      $        129,776
Short-term investments                                                       -                139,200                    -
Accounts receivable, net                                                129,454               133,545               124,080
Inventories, net                                                      1,104,326             1,057,245             1,130,767
Deferred income taxes                                                    74,544                64,790                57,814
Prepaid expenses and other current assets                                73,801                25,428                43,613
                                                                  --------------        --------------        --------------

Total current assets                                                  1,493,711             1,607,889             1,486,050

Property, plant and equipment, net                                      860,712               917,853               917,837
Other assets, net                                                       145,523               140,376               188,860
                                                                  --------------        --------------        --------------

                                                               $      2,499,946      $      2,666,118      $      2,592,747
                                                                  ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                          $         30,365      $         42,957      $        267,389
Accounts payable and accrued liabilities                                182,831               186,013               193,458
Income taxes payable                                                     15,460               118,536                12,619
Merchandise and other customer credits                                   54,238                52,315                50,230
                                                                  --------------        --------------        --------------

Total current liabilities                                               282,894               399,821               523,696

Long-term debt                                                          373,606               397,606               393,194
Postretirement/employment benefit obligations                            41,106                40,220                39,639
Deferred income taxes                                                        -                 33,175                26,256
Other long-term liabilities                                             109,693                94,136                93,628
Stockholders' equity                                                  1,692,647             1,701,160             1,516,334
                                                                  --------------        --------------        --------------

                                                               $      2,499,946      $      2,666,118      $      2,592,747
                                                                  ==============        ==============        ==============


                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors the sales performance of its international stores and boutiques on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (constant-exchange-rate basis). Management uses this constant-exchange-rate measure because it believes it is a more representative assessment of the sales performance of its international stores and boutiques and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following table reconciles net sales percentage increases (decreases) from the GAAP to the non-GAAP basis:

                                     Three Months Ended                                Nine Months Ended
                                      October 31, 2005                                 October 31, 2005
                         --------------------------------------------      ------------------------------------------

                                          Trans-          Constant-                        Trans-      Constant-
                             GAAP         lation          Exchange-             GAAP       lation      Exchange-
                           Reported       Effect          Rate Basis          Reported     Effect      Rate Basis
                         --------------------------------------------      ------------------------------------------
Net Sales:
----------
Worldwide                     8%            (1%)            9%                  10%           -            10%
U.S. Retail                   9%             -              9%                  10%           -            10%

International
 Retail                       7%             -              7%                  7%            1%            6%

Japan                         3%            (2%)            5%                  2%            -             2%

Other Asia-
 Pacific                     17%             4%            13%                 20%            5%           15%

Europe                        6%            (1%)            7%                  9%            1%            8%


Comparable Store Sales:
-----------------------
Worldwide                     5%             -              5%                  5%            1%            4%
U.S. Retail                   7%             -              7%                  8%            -             8%

International
 Retail                       1%             -              1%                  1%            2%           (1%)

Japan                        (2%)           (2%)            -                  (3%)           -            (3%)

Other Asia-
 Pacific                      8%             4%             4%                  9%            4%            5%

Europe                       (2%)           (1%)           (1)%                 2%            1%            1%
